As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-182105

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRIMSON EXPLORATION INC.

(Exact name of registrant as specified in its charter)

Delaware	1311	20-3037840
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Thomas

General Counsel and Corporate Secretary

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(713) 236-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

(713) 615-5962 (Fax)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Crimson Exploration Inc. (“Crimson”) on Form S-3 (File No. 333-182105) filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2012 and declared effective by the SEC on June 27, 2012 (the “Registration Statement”), which registered up to $250,000,000 in debt securities, common stock, par value $0.001 per share, preferred stock, depositary shares, warrants and guarantees of debt securities (collectively, the “Securities”).

Crimson entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Contango Oil & Gas Company, a Delaware corporation (“Contango”), and Contango Acquisition, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, on October 1, 2013, Merger Sub merged with and into Crimson (the “Merger”), with Crimson continuing as the surviving corporation as a wholly-owned subsidiary of Contango. Upon completion of the Merger, each outstanding share of Crimson common stock was converted into the right to receive 0.08288 shares of Contango common stock.

As a result of the Merger, Crimson has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Crimson is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by Crimson in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities that had been registered for issuance but remain unsold at the termination of the offering, remove from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of October, 2013.

CRIMSON EXPLORATION INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President & Chief Financial Officer

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 2nd day of October, 2013.

Signature	Title

/s/ Allan D. Keel	President, Chief Executive Officer	October 2, 2013
Allan D. Keel	and Director

/s/ E. Joseph Grady	Senior Vice President and	October 2, 2013
E. Joseph Grady	Chief Financial Officer

/s/ B. James Ford	Director	October 2, 2013
B. James Ford

/s/ Lon McCain	Director	October 2, 2013
Lon McCain

/s/ Lee B. Backsen	Director	October 2, 2013
Lee B. Backsen

/s/ Adam C. Pierce	Director	October 2, 2013
Adam C. Pierce

/s/ Cassidy J. Traub	Director	October 2, 2013
Cassidy J. Traub

/s/ Ni Zhaoxing	Director	October 2, 2013
Ni Zhaoxing